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                                                                     EXHIBIT 3.1


                                 TEAMSTAFF INC.

         CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS AND NUMBER
                OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 14A:7-2 of the New Jersey General Corporation Law, the undersigned President and Secretary, respectively, of TeamStaff Inc., a New Jersey corporation (the "Corporation"), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 14A:7-2 of the General Corporation Law of the State of New Jersey, its Board of Directors has duly adopted the following resolutions creating the Series A Convertible Preferred Stock on April 6, 2001:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 5,000,000 shares of authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation, such series to be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"), to consist of 3,500,000 shares, par value $.01 per share of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

        A. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled, when and if declared by the Board of Directors, consistent with New Jersey law, to cash dividends and distributions out of funds of the Corporation legally available for that purpose. With respect to the declaration, payment and setting apart of dividends, other than in Common Stock (as defined below), whether of cash, securities of other persons, evidences of indebtedness, assets, Convertible Securities (as defined below), Stock Purchase Rights (as defined below) or rights to acquire any of the above, the holders of Series A Preferred Stock shall be entitled to participate with the Common Stock and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Common Stock. Each share of Series A Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted. The rights of the holders of Series A Preferred Stock with respect to dividends of Common Stock are set forth in Section E(1) of this Certificate. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock, par value $.01 per share, of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the original issue date of the Series A Preferred Stock, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.



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        B.       PREFERENCE ON LIQUIDATION.

                1. Upon the occurrence of any Liquidating Event (as defined below), each holder of Series A Preferred Stock then outstanding shall be entitled to receive (on a pari passu basis), out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation's Common Stock or other series of preferred stock then in existence that is outstanding and junior to the Series A Preferred Stock, an amount equal to (i) for each share of Series A Preferred Stock then held by such holder, $1.00 (the "Original Purchase Price"), subject to equitable adjustment for any stock splits, combinations, consolidations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to such share, plus all declared but unpaid dividends on such share computed to the date payment thereof is made available (the "Series A Preferential Amount"). After payment of the Series A Preferential Amount, the remaining assets or property distributable upon such liquidation shall be divided pro rata among the holders of the Corporation's Series A Preferred Stock and Common Stock in an amount per share as would have been payable had each share of Series A Preferred Stock been converted to Common Stock pursuant to Section D of this Certificate.

                2. Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than twenty (20) days prior to the payment date stated therein, to each holder of record of the Series A Preferred Stock at such holder's address as shown in the records of the Corporation, provided that any holder of Series A Preferred Stock may convert its shares of Series A Preferred Stock to Common Stock during such period at any time prior to the payment date stated in such notice. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amount to which they shall be entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts that would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                3. A "Liquidating Event" shall mean any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary for a price less than $3.50 per share of Common Stock. For the purposes of this Section B, neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or their consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a Liquidating Event, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

        C.      VOTING.



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                Except as otherwise expressly provided herein or as required by law, the Series A Preferred Stock shall be non-voting.

        D.      CONVERSION RIGHTS.

                        Each share of Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time after the earlier of (i) any termination of the Agreement and Plan of Merger by and among the Corporation, TeamSub, Inc. and BrightLane.com, Inc. dated as of March 6, 2001, as amended, (the "Merger Agreement") (as contemplated and provided for therein) or (ii) September 30, 2001, into fully paid and nonassessable shares of Common Stock of the Corporation (either such date being the "Eligible Conversion Date"). The number of shares of Common Stock into which each share of the Series A Preferred Stock may be converted shall be determined by dividing the Original Purchase Price by the Conversion Price (determined as hereinafter provided) in effect at the time of the conversion; provided, however, in no event shall the aggregate number of shares of Common Stock issued upon the conversion of all of the Series A Preferred Stock exceed 1,500,000 shares of Common Stock.

                1. The Conversion Price of the Series A Preferred Stock, before any adjustment is required pursuant to Section E, shall be equal to $5.03, the average of the last reported bid and ask price of the Common Stock on the Nasdaq Small Cap Market on April 5, 2001 (the "Conversion Price"); provided, however, if the Merger Agreement is terminated as contemplated and provided for therein, then from and after the moment of such termination, the Conversion Price shall be equal to seventy percent (70%) of the average of the last reported bid and ask price of the Common Stock on the Nasdaq Small Cap Market (or the primary market on which such shares then trade) for the 10 trading days on the last business day preceding a Conversion Date (as defined below).

                2. At any time from and after the Eligible Conversion Date of the Series A Preferred Stock, the holder of any shares of Series A Preferred Stock may exercise the right to convert such shares, or any part thereof on any number of occasions. The right of conversion shall be effected by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or any lesser number of such shares represented by the certificate or certificates. Such notice shall also state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as a "Conversion Date." Immediately thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection D(3). The holder shall be



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        deemed to have become a stockholder of record on the applicable
        Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall promptly issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock not so converted.

                3. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the Fair Market Value of such fractional interest as determined in good faith by the Corporation's Board of Directors based on the average of the last reported bid and ask price of the Common Stock on the Nasdaq Small Cap Market (or the primary market on which such shares then trade) on the last business day preceding the Conversion Date.

                4. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                5. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best efforts to obtain necessary director and stockholder approvals, in accordance with the laws of the State of New Jersey, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.



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                6.      If the Common Stock issuable upon the conversion of the
        Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section E(1)), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

                7. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment shall be made in the application of the provisions in Section E set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section E shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

                8. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

                9. All shares of Common Stock that may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

                10. In case any shares of Series A Preferred Stock shall be converted pursuant to Section D hereof, the shares so converted shall be cancelled and shall not thereafter be subject to reissuance by the Corporation. The Corporation shall use its best efforts promptly thereafter to amend this Certificate of Incorporation to effect the corresponding reduction in the Corporation's authorized capital stock.

                11. The Corporation will not, by amendment of its Certificate of Incorporation (as amended) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid



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        the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

        E. ADJUSTMENT OF CONVERSION PRICE. The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

                1. Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding adjustment with respect to the Series A Preferred Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding adjustment with respect to the Series A Preferred Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

                2. Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

                        a. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, other than distributions payable in cash, or subdivisions or combinations of the Corporation's outstanding shares of Common Stock; or

                        b. the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                        c.      of any capital reorganization of the
                Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, which transaction is not a Liquidating Event, or of the conveyance of all or substantially all of the assets of the Corporation to another corporation, which transaction is not a Liquidating Event;

        then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series A Preferred Stock, at least ten (10) days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property



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        deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

                3. Issuances at Less Than the Conversion Price or Market Price. Other than an issuance of Common Stock pursuant to Subsections E(1) or E(6) hereof, if and when following the original issuance of the Series A Preferred Stock, the Corporation issues (including as a dividend) or sells Common Stock, any Stock Purchase Rights (the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) or any Convertible Securities (the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities) for (x) a consideration per share less than the Conversion Price in effect on the last business day preceding such issue or sale (assuming for this Section that such last business day is the Conversion Date), then immediately upon such issue or sale the Conversion Price shall be reduced as follows:

                        in the event the consideration per share is less than
                the Conversion Price set forth in clause (x) above, the Conversion Price determined by dividing (1) the sum of (A) the product derived by multiplying the Conversion Price in effect on the last business day preceding such issue or sale by the number of shares of Common Stock deemed outstanding (including Convertible Securities and Stock Purchase Rights) immediately prior to such issue or sale, plus (B) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the number of shares of Common Stock deemed outstanding (including Convertible Securities and Stock Purchase Rights) immediately after such sale or issuance;



        Notwithstanding the foregoing, the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.001, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.001 or more.

                4. Definitions. For purposes of this Certificate, the following provisions will be applicable:

                        a. "Convertible Securities" shall mean evidences of indebtedness, shares of stock (including, without limitation, the Series A Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock;



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                        b.      "Stock Purchase Rights" shall mean any warrants,
                options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible
                Securities; and

                        c. Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

                5. Determination of Consideration. The consideration actually received by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows.

                        a. Cash Payment. In the case of cash, the net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale.

                        b. Noncash Payment. In the case of consideration other than cash, the value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends.

                        c. Stock Purchase Rights and Convertible Securities. The consideration actually received upon the issuance or sale of any Stock Purchase Rights or Convertible Securities shall be the total consideration, if any, received by the Corporation as consideration for the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends.

                        d. Readjustment of Conversion Price. In the event of any change in (i) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not converted, the Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant



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                to this paragraph (d) shall (i) increase the Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or
                (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Series A Preferred Stock upon any conversion of any share of Series A Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

                        e. Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section E, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written notice at any time, issue a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's shares.

                6. Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the waiver of any such adjustment by the holders of at least a majority of the shares of Series A Preferred Stock; (ii) the issuance of options under the Corporation's Stock Incentive Plan, as amended, to purchase up to such number of shares, or any combination thereof, to employees, officers, directors and/or consultants of the Corporation provided that the sales or issuances are approved by the Corporation's Board of Directors or by a committee thereof, a majority of the members of which are not employees; (iii) the issuance of Common Stock upon conversion of Series A Preferred Stock; or (iv) the issuance of capital stock or the issuance of securities exercisable for or convertible into such capital stock, or any combination thereof, in connection with the acquisition of all or substantially all of the assets or capital stock of another entity or entities approved by the Company's Board of Directors. The issuances or sales described in the preceding clauses (i) through (iv) shall be ignored for purposes of calculating any adjustment to the Conversion Price.

        F.      RESTRICTIONS AND LIMITATIONS.

                Except as otherwise required by law, so long as shares of the Series A Preferred Stock remain outstanding (as adjusted for any combinations, consolidations, recapitalizations, stock splits, stock dividends and the like), the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding shares of such Series A Preferred Stock:



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                1.      amend or modify the Certificate of Incorporation as
        amended and restated or Bylaws of the Corporation in any way that materially and adversely alters or changes the rights, powers, preferences or privileges of any series of the Series A Preferred Stock;

                2. authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation equal to or superior to any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or amounts distributable upon dissolution, liquidation or winding up of the Corporation equal to or superior to any such preference or priority of the Series A Preferred Stock;

                3. voluntarily or involuntarily liquidate, dissolve or wind up the Corporation or its business;

                4. merge or consolidate into or with any other entity in a transaction or series of transactions resulting in a transfer of more than fifty percent (50%) of the voting power of the Corporation, or sell, convey, transfer or otherwise dispose of all or substantially all of the Corporation's assets;

                5. pay or declare any dividend or distribution on any shares of its capital stock (other than the Series A Preferred Stock), or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock, except for Board-approved repurchases of shares from former employees upon termination of employment; or

                6. amend the Corporation's Stock Incentive Plan as amended to increase the number of shares of Common Stock reserved for issuance thereunder in excess of those shares reserved as of the date hereof.

        G.      EXTINGUISH SERIES A PREFERRED STOCK.

                        Except as may otherwise be required by law, if at any time after the original issue date of the shares of Series A Preferred Stock, the Corporation shall become the sole beneficial owner of all of the outstanding shares of Series A Preferred Stock, then the shares of Series A Preferred Stock shall automatically extinguish.

        H.      EXCLUSION OF OTHER RIGHTS.

                        Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation, as amended.



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        I.      HEADINGS OF SUBDIVISIONS.

                        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

        J.      SEVERABILITY OF PROVISIONS.

                        If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


        IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned on April __, 2001.



                                             --------------------------------
                                             Name:  Donald Kappauf
                                             Title: Chief Executive Officer

Attest:


---------------------------
Name:  Donald Kelly
Title: Secretary




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